UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/18/2014

Discovery Communications, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Discovery Place
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 18, 2014, Discovery Communications, LLC (“DCL”), a wholly-owned subsidiary of Discovery Communications, Inc. (the “Company”) entered into an employment agreement with Andrew Warren, the Company’s Chief Financial Officer (the “Employment Agreement”). The Employment Agreement supersedes in its entirety the employment agreement, dated as of January 29, 2012, between DCL and Mr. Warren, as amended.

Pursuant to the Employment Agreement, Mr. Warren will continue to serve as the Company’s Chief Financial Officer. The term of the Employment Agreement is effective as of September 1, 2014 and runs through March 26, 2018. The parties may agree to renew the Employment Agreement. If the Company desires to renew the Employment Agreement, the Company must notify Mr. Warren to that effect, in writing, no later than 270 days prior to the end of the term of the Employment Agreement.

Mr. Warren’s base salary will be $1,175,000, effective September 1, 2014. Future salary increases will be reviewed and decided in accordance with the Company's standard practices and procedures. Mr. Warren’s annual incentive compensation plan target amount will equal 120% of his base salary, with his target for fiscal year 2014 being blended based on eight months at his previous bonus target of 100% and four months at the new target of 120%. Within 60 days of the execution of the Employment Agreement, Mr. Warren will be recommended to be granted an award of performance-based restricted stock units (“PRSUs”) with a target value of $2 million, subject to approval by the Compensation Committee of the Board of Directors of the Company, with the number of PRSUs based on the target value divided by the fair market value of a share of the Company’s Series A common stock on the trading day prior to the date of grant. The PRSUs will vest 50% on September 1, 2017 and 50% on September 1, 2018 (in both cases assuming satisfaction of the applicable performance metrics and the other terms and conditions of the award). Mr. Warren will also be considered for future equity grants in accordance with the Company's standard practices for awards to senior executives.

Mr. Warren’s employment may be terminated for Cause. “Cause” means (a) the conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised); (b) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Mr. Warren’s employment with DCL; (c) conduct constituting a financial crime, material act of dishonesty or conduct in violation of the Company's Code of Ethics; (d) improper conduct substantially prejudicial to DCL’s business; (e) willful unauthorized disclosure or use of DCL confidential information; (f) material improper destruction of DCL property; or (g) willful misconduct in connection with the performance of Mr. Warren’s duties. If Mr. Warren’s employment is terminated for Cause, he will be entitled to receive only amounts or benefits that have been earned or vested at the time of his termination. DCL may also terminate Mr. Warren’s employment for Cause if DCL notifies Mr. Warren in writing that Mr. Warren has materially neglected his duties to DCL under the Employment Agreement or has engaged in other conduct that constitutes a breach by Mr. Warren of the Employment Agreement and Mr. Warren fails to cure such breach during a 10-day cure period following delivery of such notice.

If Mr. Warren’s employment is terminated by DCL without Cause (as defined above) or by Mr. Warren for Good Reason or if DCL elects not to renew the Employment Agreement upon the expiration of the term of employment, DCL will make the following severance payments: (a) annual base salary, payable on regular Company paydays, for the longest of (i) the balance of the term of employment under the Employment Agreement, (ii) 52 weeks, or (iii) the number of weeks of severance Mr. Warren would otherwise have been entitled to under the Company’s then-current redundancy severance plan; and (b) a prorated bonus under the Company's bonus or incentive plan for the year in which the termination occurs (subject to satisfying the performance conditions and other terms and conditions of the bonus/incentive plan in effect at the time) and an additional bonus amount equal to Mr. Warren’s unprorated annual bonus at target (subject to achievement of the applicable performance metrics), which amounts will be payable in the year following the calendar year in which the termination occurs on the date that DCL pays bonuses/incentive payments to its other executives at Mr. Warren’s level (on or before March 15 of such calendar year). “Good Reason” means (a) a material reduction in Mr. Warren’s duties or responsibilities (e.g., a reduction in Mr. Warren’s responsibilities such that he is no longer the senior-most finance executive of the Company) or (b) a material change in the location of the office where Mr. Warren works (i.e., relocation outside the New York, NY metropolitan area), provided that Mr. Warren must notify the Company in writing within 60 days of any such event having occurred and allow DCL 30 days to cure the same and Mr. Warren must terminate his employment within 90 days of the event having occurred.

In certain cases in which Mr. Warren is relieved of all work responsibilities for some period of time prior to the effective date of his termination of employment, salary paid during this period of “garden leave” will be offset against the severance amounts otherwise payable to Mr. Warren. These severance amounts are contingent on Mr. Warren executing a release in favor of DCL. Additionally, if Mr. Warren secures employment or any consulting, contractor or other business arrangement for services during the period during which DCL is providing severance payments, DCL would have the right to reduce the amounts otherwise payable under the employment agreement by the amount Mr. Warren receives for those services.

The Employment Agreement also contains a non-competition covenant and non-solicitation clauses effective during Mr. Warren’s employment with DCL and for a period of 12 months after the conclusion of Mr. Warren’s employment. If Mr. Warren ceases to comply with the non-competition clauses in the Employment Agreement, the non-competition related payments described below, as well as any severance payments, would be terminated.

If the Company offers to renew the Employment Agreement and Mr. Warren declines the renewal, Mr. Warren would be eligible for a payment of 50% of his base salary for the 12 months following the termination of the agreement. This payment would be contingent upon Mr. Warren’s continued compliance with the non-competition covenants in the Employment Agreement and executing a release in form satisfactory to the Company.

If Mr. Warren terminates the Employment Agreement before its term expires, other than for Good Reason, it will be deemed a material breach of the Employment Agreement. Notwithstanding any other remedies the Company may have, Mr. Warren will forfeit all rights and obligations to any payments from the Company, except as may be required by law, and Mr. Warren will owe the Company cash equivalent to six months of his base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

Date: September 22, 2014	By:	/s/ Bruce Campbell
Bruce Campbell
Chief Development Officer and General Counsel